UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 Amendment No. 1

                    Under the Securities Exchange Act of 1934


                               YM Biosciences Inc.
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                                (Name of Issuer)

                           Common stock, no par value
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                         (Title of Class of Securities)

                                    984238105
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                                 (CUSIP Number)

                                 August 16, 2006
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             (Date of Event Which Requires Filing of this Statement)



             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [X]      Rule 13d-1(b)
                           Rule 13d-1(c)
                           Rule 13d-1(d)


             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 984238105               SCHEDULE 13G               Page 2 of 5 Pages

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1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                North Sound Capital LLC (1)
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2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                (a)[x]
                (b)[ ]
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3            SEC USE ONLY
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4            CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
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                5      SOLE VOTING POWER

                          0
 NUMBER OF      ---------------------------------------------------------------
  SHARES        6      SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                 2,895,128
   EACH         ---------------------------------------------------------------
 REPORTING      7      SOLE DISPOSITIVE POWER
  PERSON
   WITH                   0
                ---------------------------------------------------------------
                8      SHARED DISPOSITIVE POWER

                          2,895,128
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9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,895,128
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10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                [ ]
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11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                4.9%
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12           TYPE OF REPORTING PERSON*

                IA
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(1)  The shares described herein are held by North Sound Legacy Institutional
     Fund LLC and North Sound Legacy International Ltd. (the "Funds"). North Sound Capital LLC (the "Reporting Person") is the managing member and investment advisor, respectively, of the Funds and has voting and investment control with respect to the shares held by the Funds. Thomas McAuley is the Manager of the Reporting Person. Although each of the Reporting Person and Mr. McAuley may be deemed the beneficial owner of the shares held by the Funds pursuant to Rule 13d-3 under the Act, neither owns such shares directly. Each of the Reporting Person and Mr. McAuley disclaims beneficial ownership of the shares held by the Funds except to the extent of their respective economic interests in each Fund.
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CUSIP No. 984238105               SCHEDULE 13G               Page 3 of 5 Pages

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Item 1(a).   Name of Issuer:

             YM Biosciences Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             5045 Orbitor Drive
             Building 11, Suite 400
             Mississauga, ON L4W4Y4
             Canada

Item 2(a).   Name of Person Filing.
Item 2(b).   Address of Principal Business Office or, if None, Residence.
Item 2(c).   Citizenship.

             North Sound Capital LLC
             20 Horseneck Lane
             Greenwich, CT 06830
             Delaware limited liability company

Item 2(d).   Title of Class of Securities:

             Common stock, no par value

Item 2(e).   CUSIP Number:

             984238105

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

             [X] An investment adviser in accordance with
                 ss.13d-1(b)(1)(ii)(E).

Item 4.      Ownership.

             The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in
             Item 1 as of August 16, 2006:

                  (a) Amount beneficially owned: 2,895,128

                  (b) Percent of Class: 4.9%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or direct the vote: 0

                           (ii) shared power to vote or direct the vote:
                                2,895,128
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CUSIP No. 984238105               SCHEDULE 13G               Page 4 of 5 Pages

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                           (iii) sole power to dispose or direct the
                                 disposition of: 0

                           (iv) shared power to dispose or direct the
                                disposition of: 2,895,128

Item 5.      Ownership of Five Percent or Less of a Class.

             [X]

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             Not Applicable

Item 8.      Identification and Classification of Members of the Group.

             Not Applicable

Item 9.      Notice of Dissolution of Group.

             Not Applicable

Item 10.     Certification.

             Certification pursuant to ss.240.13d-1(b):

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not cquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP No. 984238105               SCHEDULE 13G               Page 5 of 5 Pages

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                                   SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             Dated:  September 8, 2006


                                                 NORTH SOUND CAPITAL LLC


                                                 By: /s/ Thomas McAuley
                                                 ------------------------------
                                                 Name:Thomas McAuley
                                                 Title:Chief Investment Officer